Exhibit 10.1

Summary Sheet of Ameren Corporation Non-Management Director Compensation
(revised by Ameren Corporation’s Board of Directors on August 9, 2013 and effective as of
August 12, 2013)

$55,000	Base cash annual retainer payable in twelve equal installments;
Approximately $100,000 of shares	Shares of the Company’s common stock to be awarded to new Directors upon election and annually to all Directors on or about January 1 of each year;
$2,000	Fee for attendance (in person or telephonically) at each meeting of the Board;
$2,000	Fee for attendance (in person or telephonically) at each meeting of Board Committees;
$20,000	Additional annual cash retainer for Lead Director;
$15,000	Additional annual cash retainer for Audit and Risk Committee and Nuclear Oversight and Environmental Committee Chairmen;
$10,000	Additional annual cash retainer for all other Committee Chairmen (currently Human Resources Committee, Nominating and Corporate Governance Committee and Finance Committee);
$10,000	Additional annual cash retainer for Audit and Risk Committee and Nuclear Oversight and Environmental Committee members; and
$5,000	Additional annual cash retainer for members of all other Committees. Customary and usual travel expenses to be reimbursed and eligibility to participate in a nonqualified deferred compensation program.